Psychemedics Corporation Announces 3rd Quarter Earnings

Declares 65th Consecutive Quarterly Dividend

ACTON, Mass., Nov. 5, 2012 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced third quarter financial results for the period ended September 30, 2012. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of November 15, 2012 to be paid on November 28, 2012. This will be the Company's 65th consecutive quarterly dividend.

(Logo: http://photos.prnewswire.com/prnh/20111107/NE00639LOGO )

The Company's revenue for the quarter ended September 30, 2012 was $6.5 million versus $6.3 million for the quarter ended September 30, 2011, an increase of 2%. Net income for the quarter ended September 30, 2012 was $878 thousand or $0.17 per diluted share, versus $1.1 million or $0.21 per diluted share for the comparable period last year, a decrease of 20%. The Company's revenue for the nine months ended September 30, 2012 was $19.6 million, as compared to $18.5 million for the comparable period in 2011, an increase of 6%. Net income for the nine months ended September 30, 2012 was $2.7 million or $0.51 per diluted share, as compared to last year, during which the Company earned $3.1 million or $0.58 per diluted share, a decrease of 11%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"I am happy to report what I believe was a very solid quarter for our Company, in view of the soft economy and the achievement of a major transition in our operations.

"While our revenue increased, it was below expectations, primarily due to a weak hiring environment lowering testing volume from our base business. However, new business accounted for all our growth including making up for lost volume on our base business. At the same time, we made a major transition in technology and operations, which we believe bodes well for our long-term growth, despite the cost impact on our quarter.

"This was a historic quarter for the Company. During the quarter, we finalized development and put into production our new proprietary custom designed enzyme immunoassay (EIA) technology. As you can imagine, this was not a small or inexpensive task. This change required the re-engineering of several operational processes and systems. While we absorbed one-time development costs, this is an important long-term investment for our Company. Meanwhile, our pre-tax margin for Q3 2012 exceeded 22%.

"As I reported on last quarter, the FDA granted the Company 501(k) clearances for five new, additional assays to test for the detection of cocaine, opiates, PCP, methamphetamine and marijuana using our custom designed EIA analysis of head and body hair. The newly developed immunoassays produced by the R&D team at Psychemedics were uniquely designed specifically to meet and even exceed the standards of radioimmunoassay, and represent a significant technological breakthrough. By combining our new FDA-cleared immunoassays, which are equivalent in effectiveness and sensitivity to radioimmunoassay, with our new patented method of releasing the drugs from the hair, we continue to demonstrate our technological leadership and to offer truly proprietary technology that provides superior detection of drugs of abuse for our many clients. That is what sets us apart.

"Another significant change implemented this quarter was the expansion of our laboratory capacity to include production on Saturdays. The primary purpose of this was to increase our customer service by allowing timelier reporting of test results to our clients.

"We continue to have a strong balance sheet with $3.7 million in cash and cash equivalents as of September 30, 2012, despite making significant investments in equipment, and no long term debt.

"Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward.

"Therefore, the Board has declared a $0.15 dividend for the quarter. This is our 65th consecutive quarterly dividend."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the proprietary Psychemedics drug testing services. Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and nine Federal Reserve Banks.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume, sales and marketing strategies, technological changes, technological advantages, regulatory matters, and implementation of new testing procedures and processes) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing team, development of markets for new products and services offered, implementation of new testing procedures and methodologies including training, personnel changes, changes in supplier relationships, customer contract provisions, customer relationships, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues	$6,459,775	$6,315,142	$19,565,350	$18,542,666
Cost of revenues	2,742,072	2,371,255	8,079,141	7,243,474

Gross profit	3,717,703	3,943,887	11,486,209	11,299,192

Operating Expenses:
General & administrative	921,891	1,018,967	2,921,880	2,898,426
Marketing & selling	1,067,768	981,197	3,413,388	2,945,492
Research & development	297,090	136,281	679,031	399,785

Total Operating Expenses	2,286,749	2,136,445	7,014,299	6,243,703

Operating income	1,430,954	1,807,442	4,471,910	5,055,489
Interest income	447	773	1,442	4,790

Net income before provision for income taxes	1,431,401	1,808,215	4,473,352	5,060,279

Provision for income taxes	552,920	708,830	1,766,336	2,009,184

Net income and comprehensive income	$878,481	$1,099,385	$2,707,016	$3,051,095

Basic net income per share	$0.17	$0.21	$0.52	$0.58

Diluted net income per share	$0.17	$0.21	$0.51	$0.58

Dividends declared per share	$0.15	$0.12	$0.45	$0.36

Weighted average common shares outstanding, basic	5,272,428	5,237,603	5,256,240	5,227,699

Weighted average common shares outstanding, diluted	5,289,808	5,240,895	5,266,237	5,234,577

PSYCHEMEDICS CORPORATION BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2012	2011

ASSETS
Current Assets:
Cash and cash equivalents	$3,663,499	$5,564,233
Accounts receivable, net of allowance for doubtful accounts
of $131,218 in 2012 and $169,191 in 2011	5,343,338	4,490,976
Prepaid expenses and other current assets	1,093,408	565,508
Income tax receivable	--	564,083
Deferred tax assets	451,681	315,501

Total Current Assets	10,551,926	11,500,301
Fixed Assets, net of accumulated amortization and depreciation
of $4,222,467 in 2012 and $11,026,278 in 2011	3,490,382	2,063,377

Other assets	309,717	237,174

Total Assets	$ 14,352,025	$ 13,800,852

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$1,266,603	$961,844
Accrued expenses	984,465	1,321,856

Total Current Liabilities	2,251,068	2,283,700

Deferred tax liabilities, long-term	482,523	482,523
Total Liabilities	2,733,591	2,766,223

Commitments and Contingencies
Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
5,940,558 shares issued in 2012 and 5,903,552 shares issued 2011	29,703	29,518
Additional paid-in capital	28,338,280	28,095,946
Accumulated deficit	(6,667,760)	(7,009,046)
Less - Treasury stock, at cost, 668,130 shares	(10,081,789)	(10,081,789)

Total Shareholders' Equity	11,618,434	11,034,629

Total Liabilities and Shareholders' Equity	$14,352,025	$13,800,852

Contact:

Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com